UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2012

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-14303	38-3161171
(Commission File Number)	(I.R.S. Employer Identification Number)

One Dauch Drive, Detroit, Michigan	48211-1198
(Address of principal executive offices)	(zip code)

(313) 758-2000

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Financing Transactions

On August 31, 2012, American Axle & Manufacturing, Inc. (“AAM”), a wholly owned subsidiary of American Axle & Manufacturing Holdings, Inc. (the “Company”), amended and restated the Credit Agreement dated as of January 9, 2004 (as amended and restated, the “Amended and Restated Revolving Credit Agreement”, and the facility thereunder, the “Amended Revolving Credit Facility”), among the Company, as guarantor, AAM, as borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as joint lead arrangers and joint bookrunners. The Revolving Credit Amendment and Restatement Agreement dated as of August 31, 2012 (the “Revolving Credit Restatement Agreement”) required the satisfaction of certain conditions precedent.

The Amended and Restated Revolving Credit Agreement, among other things, increased the aggregate commitments by approximately $116 million and increased the commitments maturing on June 30, 2016 (the “class D facility”) to $365 million. The class D facility includes loans held by lenders that agreed to extend and/or increase their respective commitments and new lenders to the facility. The Amended and Restated Revolving Credit Agreement also includes a class C loan facility of approximately $73 million, which matures on June 30, 2013.

Borrowings under the Amended Revolving Credit Facility bear interest at rates based on adjusted LIBOR or an alternate base rate, plus an applicable margin. The applicable margin for the class C and class D facilities remains the same.

Under the Amended Revolving Credit Facility, certain negative covenants were revised to provide increased flexibility. In the event AAM achieves investment grade corporate credit ratings from S&P and Moody’s, AAM may elect to release all of the collateral from the liens granted pursuant to the Collateral Agreement (defined below), subject to notice requirements and other conditions.

The Amended Revolving Credit Facility is secured on a first priority basis by all or substantially all of the assets of AAM and each guarantor under the Collateral Agreement dated as of November 7, 2008, as amended and restated as of December 18, 2009 and as further amended on June 30, 2011 (the “Collateral Agreement”), among AAM, the Company and its domestic subsidiaries (other than AAM) and JPMorgan Chase Bank, N.A., as collateral agent for the lenders under the Amended and Restated Revolving Credit Agreement and the secured noteholders under the Indenture dated as of December 18, 2009, among AAM, as issuer, the guarantors and U.S. Bank National Association, as trustee.

A copy of the Amended and Restated Revolving Credit Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

SECTION 7 – Regulation FD

Item 7.01.	Regulation Fair Disclosure.

In connection with AAM’s proposed offering of senior notes, AAM has disclosed the following information:

AAM was recently notified by the Pension Benefit Guaranty Corporation (“PBGC”) that the PBGC has estimated an additional funding requirement of $123.6 million for AAM’s hourly pension plan (the “Plan”) associated with the closure of the Detroit Manufacturing Complex. AAM is currently evaluating various options to resolve this matter with the PBGC, which will include making contributions to the Plan in addition to our statutory minimums.

Assuming the repurchase of 100% of our outstanding 5.25% Senior Notes due 2014 (the “5.25% Notes”) pursuant to the concurrent tender offer and the partial redemption of our 9.25% Senior Secured Notes due 2017 (the “9.25% Notes”) described below, we expect to incur approximately $20.4 million of debt refinancing and redemption costs in the third quarter of 2012. As a result of this charge as well as other operating costs and charges incurred by the company, including those related to the launch of new business and the impact of production downtime taken by our largest customer, we may report a net loss for the three months ended September 30, 2012.

Concurrently with this offering, we are conducting a tender offer to purchase any and all of our outstanding 5.25% Notes. $250.0 million aggregate principal amount of our 5.25% Notes are outstanding. The tender offer is conditioned upon the completion of this offering, as well as other conditions.

This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the 5.25% Notes. The tender offer for the 5.25% Notes is being made only by and pursuant to the terms of the Offer to Purchase, dated September 4, 2012, and related Letter of Transmittal, as each may be amended or supplemented from time to time.

Following this offering, we intend to redeem $42.5 million aggregate principal amount of our 9.25% Notes pursuant to the terms thereof. As of June 30, 2012, $382.5 million of the 9.25% Notes remain outstanding.

SECTION 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of January 9, 2004, as amended and restated as of December 18, 2009, and as further amended and restated as of June 30, 2011 and as of August 31, 2012, among American Axle & Manufacturing Holdings, Inc., American Axle & Manufacturing, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as Joint Lead Arrangers and Joint Bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ Michael K. Simonte
Name:	Michael K. Simonte
Title:	Executive Vice President & Chief Financial Officer
(also in capacity of Chief Accounting Officer)

Dated: September 4, 2012

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of January 9, 2004, as amended and restated as of December 18, 2009, and as further amended and restated as of June 30, 2011 and as of August 31, 2012, among American Axle & Manufacturing Holdings, Inc., American Axle & Manufacturing, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as Joint Lead Arrangers and Joint Bookrunners.

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